CAREGUIDE, INC.

CONFERENCE CALL SCRIPT

APRIL 18, 2007

NINE MONTHS ENDING DECEMBER 31, 2006

[Operator introduces Chris Paterson, CEO]

Chris:

Thank you for joining us today for our conference call to discuss our financial results for the nine months ended December 31, 2006. I am joined today by Glen Spence, our chief financial officer. I will now ask Glen to read our forward-looking statement disclaimer.

Glen:

Our earnings release for the nine months ended December 31, 2006 has been distributed to the financial media, filed with the SEC and posted on our website, www.careguide.com. Also, the script for this call has been filed with the SEC, and a replay of this call will be available on our Company’s website for 30 days.

This release contains information about management’s view of the Company’s future expectations, financial results, plans and prospects, the Company’s ability to add customers and expand service offerings to existing customers, the realization of expected expense savings from restructuring initiatives, enhancement of our gross margins, prospects for growth of our Administrative Services, or “ASO,” business, and improvement of its operating results in future periods, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company’s financial condition, its ability to realize expense savings and operate more effectively following its restructuring efforts, its ability to integrate and sell the Company’s products, its ability to successfully transition from risk-based services to administrative service only contracts, its ability to compete with competitors and its ability to increase its business and revenue base, the competitive environment in the healthcare industry, and the growth of the healthcare market, as well as other factors that are discussed in the Company’s Transition Report on Form 10-KSB for the nine months ended December 31, 2006, filed with the SEC on April 17, 2007, as well as other documents the Company files with the SEC. We have no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date hereof.

Chris:

Thank you, Glen.

I would like to talk today about the strides we have made and where we are heading. At the end of my comments, I will ask Glen to provide you with detailed information on our financial results.

In December, 2006 we completed the acquisition of the Haelan Group, a private health management company in Indianapolis. In January 2007, we ended our post-acute services relationship with Aetna, which was our last risk-based account. Under these risk-based contracts, we were historically at-risk for payment of provider claims. Combined with the achievement of other key initiatives in our 2006 business plan, these milestone events have transformed us into a total population health and disease management company. This is a pathway that we have been pursuing for some time, and one that we talked extensively about on our last conference call in November. We believe that we have successfully built a platform for establishing ourselves as a strong industry competitor in 2007.

We continue to strongly believe that total population health and disease management is a considerably more attractive business model than our previous risk-based business. It is an industry that continues to expand and that is ripe for better models that can demonstrate real savings in healthcare costs. As we have said before, it is also a model that is associated with relatively stable, recurring sources of revenue against which expenses should not fluctuate with changes in medical utilization. This ASO revenue also generates higher gross margins than revenues from risk-based contracts. I am pleased to tell you that, while our risk-based revenue has been eliminated, we have built our non-post acute ASO revenue from $0.3 million in the month of December, 2005 just before the Patient Infosystems, Inc. acquisition, to $1.7 million in the month of December, 2006, one year later. This ASO revenue increase has been accomplished through internal growth and acquisitions.

Complementing the transformation I have described in our business model, we are also executing a company restructuring that resulted in the appointment of a new Chief Operating Officer and Executive Vice President, Julie Meek, DNS. You may recall that Dr. Meek joined our company as Chief Science Officer following the acquisition of Haelan, where she was CEO. In a short period of time, she has made many contributions to CareGuide, and we welcome her into this new role. I also want to tell you that we are in the process of hiring a new Chief Marketing Officer who we expect to be highly experienced and who will be focused entirely upon building our customer base.

The restructuring I mentioned also involves the elimination of an additional $4 million of annualized expenses through the integration of our acquisitions, products and information systems. We also expect these initiatives to have a positive impact on our gross margins. The result will be a more streamlined operation that focuses on total population health management with an integrated set of product solutions. At this point, allow me to take a few minutes to talk about our solutions, which we feel will underpin our future success.

Earlier, I used the term “disease management” to describe our company. However, this classification sells us short. Today, CareGuide has an approach, called One Care Street™, that we believe is much more robust than disease management. While it includes components of disease management, it actually finds more people who need help, engages more people who need help, and delivers overall reductions in healthcare costs for our customers, not just for a subset of the population.

One Care Street is a patent-pending predictive modeling, approach developed by Dr. Meek that results in earlier, more accurate identification of individuals in need of services. In a recent study, the One Care Street™ predictive modeling and health coaching system produced a substantial reduction -- averaging 5.1 percent -- in overall healthcare costs for 10 customers studied over the 2005-2006 benefits cycles.

The analysis compared national employer trends against results from One Care Street customers. According to the 2006 Kaiser Family Foundation’s Employer Health Benefits study, employers averaged a 7.7 percent annual healthcare cost increase from 2005 to the 2006 benefit year. In contrast, One Care Street customers saved an average of $506 per insured per year and experienced an average $8 reduction in trended healthcare costs for every $1 they spent on the One Care Street system. All 10 clients also realized improvements in total population health outcomes, such as levels of physical and emotional symptoms, functional ability, health behavior change and productivity.

The One Care Street system combines predictive modeling, science and health coaching support to identify people who are likely to use large amounts of costly healthcare services before they need such services over the coming 6-12 month period. This approach is in stark contrast to disease management, which relies on past healthcare usage to find those that will use large amounts of healthcare services. Research has demonstrated that the standard disease management approach is accurate in identifying only 10-15 percent of the people who will actually use large amounts of healthcare services, as compared to the 63-67 percent of high utilizers reliably identified by One Care Street.

I hope I have communicated why we are so excited about One Care Street’s results and what they mean to CareGuide. We truly believe that we are positioning CareGuide to be one of the fastest growing integrated population health management companies in the industry.

Turning to our financial results, we are pleased to report a fifth straight quarter of positive EBITDA, or earnings before interest, taxes, depreciation and amortization, and a 2006 calendar year within which CareGuide ended in the high end of its EBITDA forecast range, although falling short of the target revenue range. I will now turn the call over to our CFO, Glen Spence, to provide financial results detail.

Glen:

Thank you, Chris. As a reminder, our fiscal year has changed from March 31st to December 31st, and as a result, we are reporting on the nine-month Transition Period. Therefore, the 10-KSB we filed yesterday is for the period from April 1, 2006 to December 31, 2006.

In the 10-KSB, we reported $69 thousand in net income on revenue of $41.3 million for the nine months ended December 31, 2006, compared with a net loss of $2.1 million on revenue of $54.7 million for the fiscal year ended March 31, 2006, and a net loss of $2.6 million on revenue of $39.0 million for the nine months ended December 31, 2005 (unaudited). Included in the net income (loss) for these periods was net income from discontinued operations of $675 thousand, $290 thousand and $290 thousand, respectively. The Company’s EBITDA results for the same periods, as presented in the table attached to our earnings press release of April 17, 2007, were $3.3 million, $399 thousand and a loss of $917 thousand, respectively, evidencing similar improvement. We have provided a reconciliation of EBITDA from continuing operations to earnings from continuing operations in our earnings release issued yesterday, which is available on the “Press Releases” section of our website.

For the quarter ended December 31, 2006, CareGuide reported a net loss of $475 thousand on revenues of $13.8 million compared with a net loss of $618 thousand on revenues of $12.4 million for the same quarter of the prior year. During the quarter ended December 31, 2006, CareGuide wrote off $546 thousand of fixed assets upon determination that the Company was not going to derive future value from these assets. Net income from discontinued operations for the quarter ended December 31, 2006, was $250 thousand compared to a loss from discontinued operations of $4 thousand for the same quarter of the prior year. CareGuide realized EBITDA of $982 thousand and $178 thousand for the quarters ended December 31, 2006 and 2005, respectively.

For the unaudited calendar year ended December 31, 2006, CareGuide realized net income of $549 thousand and EBITDA of $4.6 million on revenues of $57.0 million. These results are in-line with revised annual guidance previously issued by the Company, which projected EBITDA in the high end of the $3.5 to $5.0 million range and revenue somewhat below the $60.0 to $70.0 million range.

We have restated our financial statements for periods prior to the nine months ended December 31, 2006 to correct the accounting on certain lease modifications for an operating lease in a facility that we were no longer receiving economic benefits. The effect of the restatement was a reduction in the opening stockholders’ equity as of April 1, 2005 of $1.5 million. The impact on the results of operations for the year ended March 31, 2006 was an increase in the net loss of $209 thousand. The impact of the restatement on the three and nine months ended December 31, 2005 were reductions in the net loss of $62 thousand and $184 thousand, respectively.

To summarize our financial condition at December 31, 2006, the Company had $6.0 million in operating cash and cash equivalents and another $5.0 million in restricted cash and other investments. As the Line of Credit of $8.0 million matures on October 1, 2007, this amount is a current liability at December 31, 2006. Accordingly, we have a deficit in working capital on that date of $7.1 million (defined as current assets less current liabilities). We are in process of restructuring or extending this Line of Credit. Finally, stockholders equity aggregated $27.7 million at December 31, 2006.

At this point, we will open the lines for questions.

[Question and Answer Session]

Chris:

Thank you for participating in our call today. We look forward to keeping you informed of our progress as an agile, focused, and opportunistic company in an exciting and rapidly growing industry.